                                                               EXHIBIT 12


                      ABBOTT LABORATORIES AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (Unaudited)

                            (Millions of Dollars)

                                                              SIX MONTHS
                                                            ENDED JUNE 30
                                                                 1994
                                                            --------------

      Net Earnings                                             $   743

      Add (deduct):
         Income taxes                                              318
         Capitalized interest cost, net
           of amortization                                          (4)
         Minority interest                                           5
                                                               -------

         Net earnings as adjusted                              $ 1,062
                                                               -------

      Fixed Charges:
         Interest on long-term
           and short-term debt                                      24
         Capitalized interest cost                                   9
         Rental expense representative
           of an interest factor                                    12
                                                               -------

      Total Fixed Charges                                           45
                                                               -------

      Total adjusted earnings available
        for payment of fixed charges                           $ 1,107
                                                               -------
                                                               -------

      Ratio of earnings to fixed charges                          24.6
                                                               -------
                                                               -------


      NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.